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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                                TALX CORPORATION

                                       and

                                INTECH GROUP INC.

                               As of July 15, 1996
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                          AGREEMENT AND PLAN OF MERGER
                                 by and between
                                TALX Corporation
                                       and
                                Intech Group Inc.

                                TABLE OF CONTENTS

SECTION                                                                   PAGE

      ARTICLE I   TERMS AND PLAN OF MERGER.................................  1
            1.1   Merger and Effect of Merger..............................  1
            1.2   Method of Effecting Merger and Closing...................  2
            1.3   Conversion of Shares.....................................  2
            1.4   Shares of the Surviving Corporation......................  3
            1.5   Manner of Exchange of Intech Common Stock................  3
            1.6   Dissenting Shareholders..................................  4
            1.7   Articles of Incorporation and Bylaws of Surviving
                  Corporation..............................................  4
            1.8   Directors and Officers of Surviving Corporation..........  4

      ARTICLE II  REPRESENTATIONS AND WARRANTIES...........................  4
            2.1   Corporate Status.........................................  4
            2.2   Capitalization...........................................  5
            2.3   Authorization and Approval of and Ability to Carry
                  Out Agreement............................................  5
            2.4   Subsidiaries and Other Investments.......................  5
            2.5   No Other Securities or Debt Outstanding..................  5
            2.6   Assets and Liabilities...................................  5
            2.7   Litigation and Arbitration...............................  6
            2.8   Property.................................................  6
            2.9   Taxes....................................................  6
            2.10  Broker's Fees............................................  7
            2.11  Books and Records........................................  7

      ARTICLE III REPRESENTATIONS AND WARRANTIES OF TALX...................  7
            3.1   Corporate Status.........................................  7
            3.2   Capitalization...........................................  7
            3.3   Authorization and Approval of and Ability to Carry
                  Out Agreement............................................  8
            3.4   Broker's Fees............................................  8

      ARTICLE IV  COVENANTS OF INTECH......................................  8
            4.1   Operation of Business....................................  9
            4.2   Access...................................................  9

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            4.3   Shareholder Approval; Consents; Dissenters...............  9

      ARTICLE V   COVENANTS OF TALX........................................ 10
            5.1   Access................................................... 10
            5.2   Shareholder Approval; Consents; Dissenters............... 10

      ARTICLE VI  CONDITIONS PRECEDENT TO TALX'S OBLIGATIONS............... 10
            6.1   Correctness of Representations and Warranties............ 10
            6.2   Compliance with Agreement................................ 10
            6.3   Absence of Litigation.................................... 11
            6.4   Certificate of Officer................................... 11
            6.5   Authorization of Merger.................................. 11
            6.6   Tax-Free Reorganization Letter........................... 11
            6.7   Letters of Representation................................ 11
            6.8   Dissenter's Rights....................................... 11
            6.9   Accounting Treatment..................................... 11
            6.10  Amendment and Waiver Agreement........................... 11
            6.11  Consents................................................. 12
            6.12  Further Assurances....................................... 12

      ARTICLE VII CONDITIONS PRECEDENT TO INTECH'S OBLIGATIONS............. 12
            7.1   Correctness of Representation and Warranties............. 12
            7.2   Compliance with Agreement................................ 12
            7.3   Absence of Litigation.................................... 12
            7.4   Certificate of Officer................................... 12
            7.5   Authorization of Merger.................................. 13
            7.6   Dissenter's Rights....................................... 13
            7.7   Accounting Treatment..................................... 13
            7.8   Amendment and Waiver Agreement........................... 13
            7.9   Consents................................................. 13
            7.10  Further Assurances....................................... 13

      ARTICLE VIII TERMINATION AND ABANDONMENT............................. 13
            8.1   Methods of Termination................................... 13
            8.2   Procedure Upon Termination............................... 14

      ARTICLE IX  ADDITIONAL COVENANTS OF THE PARTIES...................... 14

      ARTICLE X   MISCELLANEOUS............................................ 14
            10.1   Entire Agreement........................................ 14
            10.2   Modification and Amendment.............................. 14

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            10.3   Waiver; Remedies........................................ 14
            10.4   Notices................................................. 14
            10.5   Joint Participation..................................... 15
            10.6   Binding Effect and Assignment........................... 15
            10.7   No Third Party Beneficiaries............................ 15
            10.8   Governing Law........................................... 15
            10.9   Counterparts............................................ 16

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                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (hereinafter the "Agreement"), dated as of July 15, 1996, is entered into by and between:

            TALX Corporation, a Missouri corporation ("TALX"); and

            Intech Group Inc., a Missouri corporation ("Intech").

                                    RECITAL:

            The respective Boards of Directors of TALX and Intech have approved the merger of Intech into TALX (the "Merger") in accordance with the General and Business Corporation Law of Missouri (the "Missouri Corporation Law").

            NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter expressed, and subject to the satisfaction or waiver of the conditions hereof, the parties hereto agree as follows:


                                    ARTICLE I
                            TERMS AND PLAN OF MERGER

            1.1   Merger and Effect of Merger.

            (a) The constituent corporations of the Merger are Intech and TALX.

            (b) At the Effective Time (as defined below) of the Merger, Intech shall be merged into TALX and the separate corporate existence of Intech shall thereupon cease. TALX shall be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate corporate existence of TALX with all its rights, privileges, immunities, powers, franchises and authority shall continue unaffected and unimpaired by the Merger.

            (c) The effect of the consummation of the Merger shall be as provided by the applicable provisions of the Missouri Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at and after the Effective Time, (i) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority of a public as well as of a private nature, of each of Intech and TALX, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of them, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; (ii) title to any real estate or any interest therein vested in either of Intech or TALX shall not revert or in any way be impaired by reason of the Merger; (iii) all rights of creditors and all liens on any property of Intech or TALX shall be preserved unimpaired; and (iv) the Surviving Corporation shall be

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responsible and liable for all the liabilities and obligations of Intech and
TALX, and any claim existing, or action or proceeding pending, by or against either of them, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.

            (d) If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of TALX and Intech acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the parties hereto or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the parties hereto or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

            1.2 Method of Effecting Merger and Closing. The Merger shall be effected as follows:

            (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the respective Boards of Directors of TALX and Intech.

            (b) Subject to approval of the Merger by the shareholders of TALX and Intech, following satisfaction or waiver of all conditions to the closing of the Merger (the "Closing"), appropriate Articles of Merger, as contemplated by
Section 351.430 of the Missouri Corporation Law (the "Articles of Merger"), duly executed by the proper officers of Intech and TALX, shall be filed in the offices of the Secretary of State of Missouri on the Closing Date, all in accordance with the Missouri Corporation Law. The Merger shall become effective and be consummated upon the issuance of the Certificate of Merger by the Secretary of State, in accordance with Section 351.440 of the Missouri Corporation Law. The date and time of such effectiveness is herein referred to as the "Effective Time".

            (c) The Closing shall take place at the offices of Bryan Cave LLP, One Metropolitan Square, Suite 3600, St. Louis, MO 63102 at 10:00 A.M. on the earlier of (i) July 31, 1996 or (ii) a date specified by TALX promptly following the satisfaction or waiver of all conditions to the Closing, or such other date, time and place as the parties may mutually agree (the "Closing Date").

            1.3 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

            (a) All shares of Intech common stock, par value $.01 per share (the "Intech Common Stock") held in Intech's treasury immediately prior to the

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Effective Time, if any, shall be cancelled, and no cash or other consideration of any kind shall be delivered in exchange therefor under this Agreement.

            (b) Each share of Intech Common Stock (other than Intech Common Stock to be cancelled as set forth in section (a) of this Section 1.3) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically be converted into the right to receive the Exchange Consideration in accordance with Section 1.5 upon surrender of the certificate representing such share. From and after the Effective Time, certificates theretofore evidencing shares of Intech Common Stock outstanding immediately prior to the Effective Time shall no longer evidence shares of Intech Common Stock, but shall evidence only the right to receive, in exchange therefor, the Exchange Consideration as provided in Section 1.5.

            (c) Each issued and outstanding share of the capital stock of TALX issued and outstanding immediately prior to the Effective Time shall remain valid and unaffected thereby.

            1.4 Shares of the Surviving Corporation. The authorized number and par value of shares of all classes of capital stock of TALX immediately prior to the Effective Time shall be and remain the authorized number and par value of shares of the classes of capital stock of the Surviving Corporation from and after the Effective Time.

            1.5 Manner of Exchange of Intech Common Stock. As of the Effective Time, the stock transfer books of Intech shall be closed, and no transfer of certificates representing Intech Common Stock outstanding at the Effective Time shall thereafter be made. TALX shall be the agent for surrender and exchange of shares of Intech Common Stock (the "Exchange Agent"). As soon as practicable after the Effective Time, each holder of a certificate which represents outstanding shares of Intech Common Stock immediately prior to the Effective Time (excluding those shares to be cancelled as provided in Section 1.3 hereof), upon surrender to the Exchange Agent of one or more certificates for such Intech Common Stock for cancellation, shall be entitled to receive a certificate representing (i) a number of shares of TALX's common stock equal to 4.0977003 multiplied by the number of shares of Intech Common Stock surrendered (ii) a number of shares of TALX's Series A Convertible Preferred Stock equal to
0.1638914 multiplied by the number of shares of Intech Common Stock surrendered,
(iii) a number of shares of TALX's Series B Convertible Preferred Stock equal to
0.0225433 multiplied by the number of shares of Intech Common Stock surrendered, and (iv) a number of shares of TALX's Series C Convertible Preferred Stock equal to 0.1879819 multiplied by the number of shares of Intech Common Stock surrendered, provided that, cash shall be issued in lieu of any fractional shares of TALX common stock or TALX Series A, B or C Convertible Preferred Stock (the foregoing being, collectively, the "Exchange Consideration"). In the event that the Exchange Consideration would otherwise require the issuance of a fractional share, cash equal to such fractional interest multiplied by $2.00 shall be paid in lieu of such fractional share. If such shares of the Intech Common Stock have been exchanged for TALX common stock and Series A, B and C Convertible Preferred Stock (collectively, the "TALX Capital Stock"), the holder of such certificate shall also be entitled to any dividend or other distribution payable with respect to such TALX Capital Stock after the Effective Time. In no event shall the holder of any surrendered Intech Common Stock be entitled to receive interest on (i) any cash into which the shares represented by such certificate shall have been exchanged or (ii) any dividends or other

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distributions to be paid after the Effective Time on the shares of TALX Capital
Stock into which the shares of Intech Common Stock represented by such certificate shall have been exchanged. No dividends or other distributions on TALX Capital Stock will be remitted to any person entitled to receive shares of TALX Capital Stock until such person properly surrenders his or her certificate or certificates representing Intech Common Stock, at which time such dividends shall be remitted to such person, without interest.

            1.6 Dissenting Shareholders. Each holder of shares of Intech Common Stock or capital stock of TALX who shall have been a recordholder of such shares as of the date fixed for the determination of shareholders entitled to notice of the meeting of shareholders of Intech or TALX, as the case may be, called to approve the Merger, and who shall have complied with the applicable provisions of the Missouri Corporation Law respecting dissenter's rights, shall thereupon cease to have any of the rights of a shareholder in respect of such shares except the right to be paid the fair value of such shares and any other rights bestowed under the Missouri Corporation Law. However, any such shareholder who shall (a) surrender his or her certificates representing shares of Intech Common Stock for exchange pursuant to this Agreement or (b) validly withdraw his or her written demand for payment of the fair value of such shares pursuant to the Missouri Corporation Law, will thereupon be reinstated to all his or her rights as a shareholder in respect of such shares, and subject to the foregoing provisions of this Article I, and if an Intech shareholder, will be entitled to receive the TALX Capital Stock into which his or her Intech Common Stock was converted as of the Effective Time pursuant hereto.

            1.7 Articles of Incorporation and Bylaws of Surviving Corporation. The Articles of Incorporation and Bylaws of TALX, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

            1.8 Directors and Officers of Surviving Corporation. The directors and officers of TALX at the Effective Time shall be the directors and officers of the Surviving Corporation, until their successors shall have been elected and shall qualify.


                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF INTECH

            Intech hereby makes the following representations and warranties, each of which (other than Section 2.8) is expressly limited to the actual knowledge of the President of Intech.

            2.1 Corporate Status. Intech (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri,
(b) has the corporate power and authority to carry on its business as it is now being conducted and (c) is not required to be licensed or qualified to do business as a foreign corporation in any jurisdiction in which failure to be so licensed or so qualified could have a material adverse effect on the business or condition, financial or otherwise, earnings, prospects, properties or assets of Intech.

            2.2 Capitalization. The entire authorized capital stock of Intech consists of 3,000,000 shares of Intech Common Stock. There are issued and

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outstanding 795,002 shares of Intech Common Stock, all of which are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, calls, subscriptions, rights and agreements or commitments or other obligations of Intech to issue, transfer or sell any shares of capital stock or pay any amounts related to any appreciation or increase in the value of any such shares. Intech does not have any right or obligation to purchase or redeem any shares of Intech Common Stock or any other capital security of Intech.

            2.3 Authorization and Approval of and Ability to Carry Out Agreement. Intech has full corporate power and authority to enter into this Agreement and, subject to approval by its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Intech and consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and, upon approval by its shareholders, will have been duly authorized by all requisite corporate action. This Agreement constitutes the valid and binding obligation of Intech, enforceable against Intech in accordance with its terms. Intech is not a party to, subject to or bound by any material note, bond, mortgage, indenture, deed of trust, lien, lease, contract, purchase or other commitment or any other material agreement, instrument or obligation or any material statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, or material franchise or license, which would conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both), by the execution, delivery or performance by Intech of this Agreement or would prevent the carrying out of the transactions contemplated hereby. No waiver or consent of any third party or governmental authority is required for the execution of this Agreement or the consummation of the transactions contemplated hereby, which has not been or will not have been obtained. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, claim, encumbrance or charge against Intech or any of its properties or assets.

            2.4 Subsidiaries and Other Investments. Intech has no direct or indirect subsidiaries and does not, directly or indirectly, own any capital stock or other equity interest in any other corporation, partnership, joint venture or other entity, except for shares of Jefferson Savings Bancorp, Inc. common stock which shall be distributed to the shareholders of Intech prior to the Effective Time, and shares of TALX Capital Stock.

            2.5 No Other Securities or Debt Outstanding. There are no other equity or debt securities or indebtedness for money borrowed of Intech or any guarantees by Intech of the debt securities or indebtedness of third parties outstanding or on which Intech is liable; and no such securities, indebtedness or guarantees are or may become required to be issued or incurred by reason of any options, warrants, calls, subscriptions, rights, or other agreements, commitments or obligations.

            2.6 Assets and Liabilities. At the Closing, the only assets will be the TALX Capital Stock, and there will be no liabilities reflected on the books and records of Intech.

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            2.7 Litigation and Arbitration. There is no suit, claim, action or proceeding now pending or threatened before any court, grand jury, administrative or regulatory body, governmental agency, arbitration or mediation panel or similar body, to which Intech is a party.

            2.8 Property. Intech neither owns nor has an interest in any real or personal property other than shares of TALX Capital Stock and cash and securities to be distributed as provided in Article IV.

            2.9   Taxes.

                  (a) Intech timely has filed or caused to be filed with the appropriate Government entity all tax returns and reports required to be filed by or on behalf of Intech, including estimated tax and informational returns ("Tax Returns"). All Tax Returns are true, correct, and complete.

                  (b) All Taxes (whether or not reflected in Tax Returns as filed) payable by Intech with respect to all periods reflected on Tax Returns have been fully paid, and there are no grounds for the assertion or assessment of any additional Taxes against Intech or its assets with respect to such periods. All unpaid Taxes are properly accrued on the books of Intech.

                  (c) There are no audits of any Tax Returns in process or threatened. There is no waiver of any statute of limitations in effect with respect to any Tax Returns.

                  (d) Intech is not and never has been a member of an "affiliated group" within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (e) Intech has complied with all laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Code, or similar provision under foreign laws), and has timely and properly withheld from employee wages and paid over to the proper Government all amounts required to withhold and be paid over under applicable law.

                  (f) Intech is not a party to any safe harbor lease within the meaning of section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of Intech has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code. Intech is not the borrower or guarantor of any outstanding industrial revenue bonds, and is not a tenant, principal user or related person to any principal user (within the meaning of section 144(a) of the Code) of any property which has been financed or improved with the proceeds of any industrial revenue bonds.

                  (g) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, and franchise taxes imposed by: the United States or any other nation, state, or bilateral or multilateral governmental authority, any

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local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof ("Government"); and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof.

            2.10 S Corporation Status. Intech is currently, and has been since 1983, a qualified S corporation which has a valid S election under section 1362(a) of the Code in effect, and no act or omission has occurred, or will occur, which could result in the termination of the S election prior to the Effective Time of the Merger.

            2.11 Broker's Fees. Intech has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commission or commissions with respect to the transactions contemplated by this Agreement.

            2.11 Books and Records. The books and records of Intech are in all material respects complete and correct and have been maintained in accordance with good business practices and the matters contained therein are accurately reflected in the Financial Statements to the extent appropriate. The minute books of Intech are true, correct, complete and current in all material respects, all actions taken by the incorporators, shareholders and Board of Directors of Intech are accurately reflected therein in all material respects, and all signatures therein are the true signatures of the persons whose signatures they purport to be. The stock transfer list of Intech is true, correct, complete and current in all material respects. All other books and records of Intech have been made available to TALX and are correct and complete to the date hereof in all material respects.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF TALX

            Subject to the information contained, and except as expressly set forth, in a written statement furnished to Intech by TALX at the time of execution and delivery of this Agreement (the "Disclosure Statement"), TALX hereby makes the following representations and warranties, each of which is expressly limited to the actual knowledge of the Chief Executive Officer of the TALX.

            3.1 Corporate Status. TALX and each of its subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, (b) has the corporate power and authority to carry on its business as it is now being conducted, and (c) is duly licensed or qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in the Disclosure Statement and is not required to be licensed or qualified to do business as a foreign corporation in any other jurisdiction in which failure to be so licensed or so qualified could have a material adverse effect on the business or condition, financial or otherwise, earnings, prospects, properties or assets of TALX or its subsidiaries.

            3.2 Capitalization. The entire authorized capital stock of TALX consists of 65,300,000 shares of TALX common stock, of which 8,673,296 shares

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are issued and outstanding, and 1,737,397 shares are reserved for issuance upon the exercise of outstanding options and warrants; 2,373,000 shares of Series A Convertible Preferred Stock, par value $0.0625, of which 1,776,441 are issued and outstanding; 327,000 shares of Series B Convertible Preferred Stock, par value $0.0625, of which 236,873 shares are issued and outstanding; and 6,000,000 shares of Series C Convertible Preferred Stock, par value $0.0625, of which 615,745 shares are issued and outstanding. All such shares are duly authorized, validly issued, fully paid and non-assessable. Described in the Disclosure Statement are all outstanding options, warrants, calls, subscriptions, rights and agreements or commitments and other obligations of TALX to issue, transfer or sell any shares of capital stock or pay any amounts related to any appreciation or increase in the value of any such shares. Except as described in the Disclosure Statement, TALX does not have any right or obligation to purchase or redeem any shares of TALX Capital Stock or any other capital security of TALX.

            3.3 Authorization and Approval of and Ability to Carry Out Agreement. TALX has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by TALX and consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and, upon approval by its shareholders, will have been duly authorized by all requisite corporate action on the part of TALX. This Agreement constitutes a valid and binding obligation of TALX, enforceable against TALX in accordance with its terms. Except as set forth in the Disclosure Statement, neither TALX nor any of its subsidiaries is a party to, subject to or bound by any material note, bond, mortgage, indenture, deed of trust, lien, lease, contract, purchase or other commitment or any other material agreement, instrument or obligation, or any material statute, law, rule, regulation, judgment, order, writ, injunction or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, or material franchise or license, which would conflict with or be breached or violated, or the obligations thereunder accelerated or increased (whether or not with notice, lapse of time or both), by the execution, delivery or performance of this Agreement or would prevent the carrying out of this Agreement or would prevent the carrying out of the transactions contemplated hereby, except to the extent consents or waivers have been or will have been obtained as of the Closing. Except as set forth in the Disclosure Statement, no waiver or consent of any third party or governmental authority is required for the execution of this Agreement or the consummation of the transactions contemplated hereby, except to the extent consents or waivers have been or will have been obtained as of the Closing. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, claim, encumbrance or charge against TALX, its subsidiaries, or any of their respective properties or assets.

            3.4 Broker's Fees. TALX has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commission or commissions with respect to the transactions contemplated by this Agreement.

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                                   ARTICLE IV
                               COVENANTS OF INTECH

            Intech hereby covenants and agrees with TALX that from and after the date of this Agreement and until the Closing Date, Intech shall conduct its business subject to the following provisions and limitations:

            4.1 Operation of Business. Subject to last sentence of this Section 4.1, without the prior written consent of TALX, Intech shall not, directly or indirectly, do any of the following:

                  (a) Enter into any contract or commitment or engage in any transaction or negotiation which is not in the ordinary course of business or which is inconsistent with past practices.

                  (b) Sell, transfer, assign or dispose of or pledge, encumber or subject to lien any TALX Capital Stock owned by Intech.

                  (c) Except as set forth below, declare or pay any dividend or make any sale of, or distribution in respect of, or enter into any option, warrant, call, subscription, right, commitment or similar agreement with respect to its capital stock or directly or indirectly issue, sell, redeem, purchase or otherwise dispose of or acquire, or split, combine or reclassify, any of its capital stock.

                  (d) Permit any event to occur which shall result in any of the representations or warranties of Intech contained herein not being true and correct in all material respects as of the Closing Date.

            Notwithstanding the foregoing, it is hereby acknowledged and agreed that Intech shall distribute all of its cash assets and shares of Jefferson Savings Bancorp, Inc. common stock to the shareholders of Intech (the "Intech Shareholders") prior to the Effective Time.

            4.2 Access. Representatives of TALX shall have full access, including the right to make copies, at all reasonable times to all premises, properties, books, records, contracts, tax records and documents of Intech (excluding until the Effective Time any records or minutes concerning the negotiation of the Merger), and Intech shall furnish to TALX any information in respect of the business and affairs of Intech as TALX may from time to time reasonably request.

            4.3 Shareholder Approval; Consents; Dissenters. Subject to the fiduciary duty of Intech's Board of Directors to Intech and the Intech Shareholders, Intech will take all actions required by law to submit the transactions contemplated hereby for shareholder approval to be obtained prior to Closing. Without limiting the generality of the foregoing, Intech will cause to be prepared and delivered to its shareholders such notice and information required by applicable law, including securities laws. Subject to the fiduciary duty of Intech's Board of Directors to Intech and the Intech Shareholders, Intech will cooperate with TALX to obtain all consents and approvals necessary to insure that the Surviving Corporation will continue to have the same full rights as Intech had immediately prior to the Effective Time. Intech shall give TALX prompt notice of any and all written objections to the Merger and/or demands for appraisal received by Intech and made by any dissenting shareholder in accordance with applicable law and shall give TALX the opportunity to participate in all negotiations and proceedings with respect to any such objections or demands. Intech shall not, except with the prior written consent of TALX, voluntarily make any payment with respect to, or settle or offer to settle, any such objections or demands for appraisal.


                                    ARTICLE V
                                COVENANTS OF TALX

            TALX hereby covenants and agrees with Intech that from and after the date of this Agreement until the Closing Date, TALX shall conduct its business subject to the following provisions and limitations:

            5.1 Access. Representatives of Intech shall have full access, including the right to make copies, at all reasonable times to all premises, properties, books, records, contracts, tax records and documents of TALX and its subsidiaries (excluding until the Effective Time any records or minutes concerning the negotiation of the Merger), and TALX shall furnish to Intech any information in respect of the business and affairs of TALX and its subsidiaries as Intech may from time to time reasonably request.

            5.2 Shareholder Approval; Consents; Dissenters. Subject to the fiduciary duty of TALX's Board of Directors to TALX and its shareholders (the "TALX Shareholders"), TALX will take all actions required by law to submit the transactions contemplated hereby for shareholder approval to be obtained prior to Closing. Without limiting the generality of the foregoing, TALX will cause to be prepared and delivered to its shareholders such notice and information required by applicable law, including securities laws. Subject to the fiduciary duty of TALX's Board of Directors to TALX and the TALX Shareholders, TALX will cooperate with Intech to obtain all consents and approvals necessary to insure that the Surviving Corporation will continue to have the same full rights as TALX had immediately prior to the Effective Time. TALX shall give Intech prompt notice of any and all written objections to the Merger and/or demands for appraisal received by TALX and made by any dissenting shareholder in accordance with applicable law and shall give Intech the opportunity to participate in all negotiations and proceedings with respect to any such objections or demands. TALX shall not, except with the prior written consent of Intech, voluntarily make any payment with respect to, or settle or offer to settle, any such objections or demands for appraisal.


                                   ARTICLE VI
                  CONDITIONS PRECEDENT TO TALX'S OBLIGATIONS

            The obligation of TALX to consummate the Merger as provided for in this Agreement are subject to the fulfillment on or before the Closing Date (or such earlier date as may be agreed upon by the parties hereto) of each of the following conditions subject, however, to the right of TALX to waive any one or more of such conditions in whole or in part.

            6.1 Correctness of Representations and Warranties. The representations and warranties of Intech contained in this Agreement, and in the other documents provided for herein, shall be true and correct in all material respects as if made on the Closing Date except for any changes consented to by TALX in writing.

            6.2 Compliance with Agreement. Intech shall have duly performed and complied with, or caused to be duly performed and complied with, all of the obligations and requirements of this Agreement which are to be performed or complied with by Intech or the Intech Shareholders prior to the Closing Date.

            6.3 Absence of Litigation. The consummation of the Merger shall not be precluded by any order or injunction of a court of competent jurisdiction or governmental authority and there shall not have been any action or proceeding instituted for the purpose of obtaining any such order or injunction; neither TALX nor Intech shall have received a written communication from any governmental authority or other third party stating that it intends to initiate any such action or proceeding; and there shall not have been any action taken and no statute, law, rule, regulation or ordinance shall have been enacted, promulgated or deemed applicable to the Merger or the other transactions contemplated hereby by any government or governmental agency, domestic or foreign, that makes consummation of the Merger or any of the other transactions contemplated hereby illegal.

            6.4 Certificate of Officer. TALX shall have received a certificate signed by an officer of Intech, dated as of the Closing Date, certifying that, to the actual knowledge of such individual: (a) The conditions set forth herein have been fully satisfied, and (b) (i) all representations and warranties of Intech contained in this Agreement are true and correct in all material respects on the Closing Date as though such representations and warranties were made on the Closing Date and (ii) all covenants of Intech to be complied with on or before the Closing Date have been complied with.

            6.5 Authorization of Merger. The Merger shall have been approved by the requisite vote of the TALX shareholders.

            6.6 Tax-Free Reorganization Letter. TALX shall have received a letter of representation from Intech representing that Intech is not aware of any plan or intention on the part of the Intech Shareholders to sell or otherwise dispose of the TALX Capital Stock to be received in the Merger that would reduce the Intech Shareholders' ownership of TALX Capital Stock to a number of shares having, in the aggregate, a value of less than 50% of the fair market value of the Intech Common Stock outstanding immediately prior to the Effective Time.

            6.7 Tax Representation. TALX shall have received letters of representation from the shareholders of Intech that such shareholders have no present plan or intention of selling or otherwise disposing of any shares of TALX Capital stock received in the Merger.

            6.8 Letters of Representation. TALX shall have received letters of representation from Intech and the shareholders of Intech as to matters required for the Merger to qualify for exemption under the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

            6.9 Dissenter's Rights. No more than one percent (1%) of TALX Capital Stock or Intech Common Stock shall be the subject of validly exercised or exercisable dissenter's rights under the Missouri Corporation Law.

            6.10 Accounting Treatment. TALX shall have received such assurances from Intech or third parties as it reasonably requests with respect to the effect of the Merger and the transactions contemplated hereby for accounting purposes.

            6.11 Amendment and Waiver Agreement. Intech shall have entered into a certain Amendment and Waiver Agreement in substantially the form attached hereto as Exhibit A (the "Amendment and Waiver Agreement") which, among other things, shall provide for the waiver of Intech's registration rights for its shares of TALX capital stock in the event of an initial public offering by TALX.

            6.12 Consents. All waivers, consents and approvals necessary from any third party or governmental authority required for the execution of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained.

            6.13 Further Assurances. TALX shall have received such further instruments and documents as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions. Without limiting the generality of the foregoing, TALX shall have received evidence satisfactory to it that the consents and approvals required hereby with respect to Intech shall have been obtained by Intech.


                                   ARTICLE VII
                 CONDITIONS PRECEDENT TO INTECH'S OBLIGATIONS

            The obligations of Intech to consummate the Merger as provided for in this Agreement are subject to fulfillment on or before Closing Date (or such earlier date as may be agreed upon by the parties hereto) of each of the following conditions, subject, however, to the right of Intech to waive any one or more of such conditions in whole or in part.

            7.1 Correctness of Representation and Warranties. The representations and warranties of TALX contained in this Agreement, and in the other documents provided for herein, shall be true and correct in all material respects as if made on the Closing Date except for any changes consented to by Intech in writing.

            7.2 Compliance with Agreement. TALX shall have duly performed and complied with all of the obligations and requirements of this Agreement to be performed or complied with by TALX prior to the Closing Date.

            7.3 Absence of Litigation. The consummation of the Merger shall not be precluded by any order or injunction of a court of competent jurisdiction or governmental authority and there shall not have been any action or proceeding instituted for the purpose of obtaining any such order or injunction; neither TALX nor Intech shall have received a written communication from any governmental authority or other third party stating that it intends to initiate any such action or proceeding; and there shall not have been any action taken and no statute, law, rule, regulation or ordinance shall have been enacted, promulgated or deemed applicable to the Merger or any of the transactions contemplated hereby by any government or governmental agency, domestic or foreign, that makes consummation of the Merger or any of the transactions contemplated hereby illegal.

            7.4 Certificate of Officer. Intech shall have received a certificate signed by the Chief Executive Officer of TALX, dated as of the Closing Date, certifying that, to the actual knowledge of such officer: (a) The conditions set forth herein have been fully satisfied, and (b) (i) all representations and warranties of TALX contained in this Agreement are true and correct in all material respects on the Closing Date as though such representations and warranties were made on the Closing Date and (ii) all covenants of TALX to be complied with on or before the Closing Date have been complied with.

            7.5 Authorization of Merger. The Merger shall have been approved by the requisite vote of the Intech Shareholders.

            7.6 Dissenter's Rights. No more than one percent (1%) of the Intech Common Stock or TALX Capital Stock shall be the subject of validly exercised or exercisable dissenter's rights under the Missouri Corporation Law in connection with the Merger.

            7.7 Accounting Treatment. Intech shall have received such assurances from TALX or third parties as it reasonably requests with respect to the effect of the Merger and the transactions contemplated hereby for accounting purposes.

            7.8 Amendment and Waiver Agreement. TALX shall have entered into the Amendment and Waiver Agreement.

            7.9 Consents. All waivers, consents and approvals necessary from any third party or governmental authority required for the execution of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained.

            7.10 Further Assurances. Intech shall have received such further instruments and documents as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions. Without limiting the generality of the foregoing, Intech shall have received evidence satisfactory to it that the consents and approvals required hereby with respect to TALX shall have been obtained by it.


                                  ARTICLE VIII
                           TERMINATION AND ABANDONMENT

            8.1 Methods of Termination. Without limiting the rights otherwise available to the parties and subject to the provisions of Section 8.2 below, this Agreement may be terminated and the Merger may be abandoned at any time prior to the filing of the Articles of Merger with the Secretary of State of Missouri, notwithstanding approval thereof by the shareholders of Intech:

                  (a) By mutual consent of Intech and TALX; provided that Intech's consent shall require the approval with (i) a majority of the Directors of Intech or (ii) two-thirds of the holders of Intech Common Stock voting on the Merger, or

                  (b) By either party on or after August 15, 1996 in the event the conditions to such party's obligations shall not have been met or waived by such party on or before such date, but only if the party terminating has not caused the delay through action or inaction.

            8.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 8.1 above, this Agreement shall terminate and the Merger shall be abandoned without further action by Intech or TALX. Nothing contained herein shall relieve any party from any liability for any breach of this Agreement prior to termination.


                                   ARTICLE IX
                       ADDITIONAL COVENANTS OF THE PARTIES

            TALX and Intech shall fully cooperate in good faith with each other and their respective counsel and accountants and other advisors in connection with any steps to be taken as part of their obligations under this Agreement. Neither TALX nor Intech or any of their shareholders shall make any public statement, announcement or communication regarding the Merger without the prior written consent of the other parties, which consent shall not be unreasonably withheld.


                                    ARTICLE X
                                  MISCELLANEOUS

            10.1 Entire Agreement. This Agreement, and any annexes, Disclosure Statement and exhibits and schedules referenced herein, constitute the entire agreement of the parties as to the subject matter hereof, and supersedes all prior discussions, negotiations and agreements, whether written or oral, between the parties with respect to its subject matter.

            10.2 Modification and Amendment. This Agreement may not be modified or amended except by a writing executed by representatives of the parties duly authorized by TALX and by either (i) a majority of the Directors of Intech or
(ii) two-thirds of the holders of Intech Common Stock voting on the Merger; provided, that no amendment shall be made after adoption of this Agreement by the shareholders of Intech which reduces the Exchange Consideration or changes the form of consideration to be paid in the Merger without further approval of the holders of Intech Common Stock.

            10.3 Waiver; Remedies. The failure of any party to exercise any of its rights hereunder or to enforce any of the terms or conditions of this Agreement on any occasion shall not constitute or be deemed a waiver of that party's rights thereafter to exercise any rights hereunder or to enforce each and every term and condition of this Agreement. Any remedies provided for herein are cumulative, and not in substitution for any other remedy any party may have at law or in equity.

            10.4 Notices. Any notices, consents, approvals or other communications required or permitted hereunder shall be given in writing and shall be sufficiently given if (i) delivered personally, (ii) sent by registered mail or certified mail, return receipt requested, postage prepaid, or (iii) transmitted by facsimile, addressed as follows:

   To Intech:                    Intech Group Inc.
                                 c/o TALX Corporation
                                 1850 Borman Court
                                 St. Louis, Missouri  63146
                                 Facsimile:  (314) 434-9205
                                 Telephone:  (314) 434-0046
                                 Attention:  Mr. William W. Canfield


   To TALX:                      TALX Corporation.
                                 1850 Borman Court
                                 St. Louis, Missouri 63146
                                 Facsimile: (314) 434-9205
                                 Telephone: (314) 434-0046
                                 Attention: Mr. William W. Canfield

   To the Intech
   Shareholders:                 c/o Intech, as provided above

or to such other address as shall hereafter be furnished in writing by any party in the aforesaid manner.


         Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) five (5) business days after the date of posting if transmitted by mail, or (iii) the date of transmission if transmitted by facsimile on a business day, otherwise on the next business day.

         10.5 Joint Participation. All parties have participated in the drafting of this entire Agreement, and expressly acknowledge such joint participation to avoid application of any rule construing contractual language against the party which drafted the language.

         10.6 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns; provided, however, that neither party shall assign or transfer any of its rights, benefits, obligations, or other interests under this Agreement to any third person without the written consent of the other parties hereto, except that TALX shall be entitled to freely assign its rights and obligations pursuant to this Agreement to one or more of its subsidiaries so long as in such event the assignor shall be primarily liable on, and guaranty the obligations of, such assignee.

         10.7 No Third Party Beneficiaries. This Agreement is not intended to benefit, confer rights upon or be enforceable by any third person except the parties hereto and their respective permitted successors and assigns.

         10.8 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the substantive laws of the State of Missouri, without reference to its choice of law rules.

         10.9 Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall be one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto, by and through their duly authorized representatives have executed this Agreement, as of the day and year first above written.

                                TALX CORPORATION

                                By:
                                   ---------------------------------------------
                                   (Authorized Officer)

                                INTECH GROUP INC.

                                By:
                                   ---------------------------------------------
                                   (Authorized Officer)

                               LIST OF SCHEDULES
                               -----------------


3.1  Corporate Status

3.2  Capitalization

3.3  Authorization and Approval of and Ability to Carry Out Agreement

     The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Commission upon request.